Exhibit 99.1
Endeavor IP, Inc. Announces the Appointment of David Waldman
to the Company’s Board of Directors

NEW YORK, NY – February 5, 2015 – Endeavor IP, Inc. (OTCBB: ENIP) (“Endeavor”), an intellectual property services and patent licensing company, announced today that David Waldman has been appointed to Endeavor’s Board of Directors.  Mr. Waldman founded Crescendo Communications LLC, an investor relations and strategic consulting firm in New York, and he has served as the President and Chief Executive Officer of the company since 2006.

“I am pleased to be joining Endeavor’s Board of Directors and look forward to working closely with other board members to help maximize value for shareholders.  The company has assembled a solid IP portfolio and through the hard work of the management, they have an impressive track record extracting settlements from companies infringing on our patents,” stated Mr. Waldman.

Franciscus Diaba, Endeavor’s CEO and Chairman of Board, stated, “We are very pleased to have Mr. Waldman join our Board. David brings extensive knowledge and experiences in investor relations and capital markets consulting to Endeavor.  He has a long and successful track record working with publicly traded companies of all sizes and across a wide range of industries, including telecommunications, technology, industrial, financial, medical, and business services. I look forward to working with David as we continue to grow our business.”

Prior to founding Crescendo Communications, Mr. Waldman served as vice president at a leading New York City based investor relations firm, as well as two other premier investor relations firms, where he was responsible for managing a wide range of accounts.  Mr. Waldman has a B.S. in Communications and Political Science from Northwestern University.

About Endeavor IP, Inc.

Endeavor IP, Inc. is an intellectual property services and patent licensing company that is engaged in the acquisition and licensing of intellectual property.  Endeavor is based in New York, NY.

www.enip.com

Forward Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “further,” “should,” “believe,” “expect,” “anticipate,” estimate,” “continue,” “predict,” “demonstrate,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release.  These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different.  The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
Crescendo Communications, LLC
Email: enip@crescendo-ir.com
Tel: (212) 671-1020